Pricing Supplement Dated May 16, 2011				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.02%

Effective Dates:	5/16/2011	through	5/22/2011